Pursuant to Rule 424(b)(2)
Registration No. 333-183953

CALCULATION OF REGISTRATION FEE

Class of securities registered	Maximum Aggregate Offering Price	Amount of Registration Fee
2.00% Senior Notes due 2017	$300,000,000	$ 34,380 (1)
3.45% Senior Notes due 2022	$500,000,000	$ 57,300 (1)

(1)	The filing fee, calculated in accordance with Rule 457(r), was transmitted to the Securities and Exchange Commission on September 19, 2012 in connection with the securities offered from Registration Statement File No. 333-183953 by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 18, 2012)

$800,000,000

FMC Technologies, Inc.

$300,000,000 2.00% Senior Notes due 2017

$500,000,000 3.45% Senior Notes due 2022

Interest on the notes is payable on April 1 and October 1 of each year, beginning on April 1, 2013. Interest on the notes will accrue from September 21, 2012. The 2017 notes will mature on October 1, 2017. The 2022 notes will mature on October 1, 2022. We use the term “notes” in this prospectus supplement to refer collectively to both series of notes. We may redeem some or all of the notes of either series at any time and from time to time prior to their maturity. The redemption prices are discussed under the heading “Description of the Notes—Optional Redemption” in this prospectus supplement. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be our senior, unsecured obligations and will rank equally in right of payment with all of our other unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness, unless the notes become equally and ratably secured by those assets. The notes will also be structurally subordinated to the indebtedness and all other obligations of our subsidiaries.

Each series of notes comprises a new issue of securities with no established trading market. We do not intend to apply for the listing of either series of the notes on any national securities exchange or for the quotation of either series of the notes on any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2017 Note	Total	Per 2022 Note	Total
Public Offering Price (1)	99.767%	$299,301,000	99.915%	$499,575,000
Underwriting Discount	0.600%	$1,800,000	0.650%	$3,250,000
Proceeds to FMC Technologies, Inc. (before expenses)	99.167%	$297,501,000	99.265%	$496,325,000

(1)	Plus accrued interest, if any, from September 21, 2012 if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers against payment on or about September 21, 2012, only in book-entry form through the facilities of The Depository Trust Company for the account of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme.

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities

Co-Managers

DNB Markets RBS	Mitsubishi UFJ Securities US Bancorp

September 18 , 2012

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and certain terms of the notes. The second part is the accompanying prospectus, which describes certain terms of the indenture under which the notes will be issued and gives more general information, some of which may not apply to this offering of the notes. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus related to this offering prepared by us or on our behalf. Neither we nor the underwriters have authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or any such free writing prospectus is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus to help you understand our business and the notes. It does not contain all of the information that may be important to you. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of this offering and our business. You should also read “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” in addition to the risks to our business described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 (our “2011 Annual Report”), which is incorporated by reference herein, for more information about important risks that you should consider before making a decision to purchase any notes in this offering.

As used in this prospectus supplement, “FMC Technologies,” the “Company,” “us,” “we,” “our” and like terms refer to FMC Technologies, Inc. together with its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

FMC Technologies, Inc.

We are a global provider of technology solutions for the energy industry with 28 production facilities in 16 countries. We design, manufacture and service technologically sophisticated systems and products, including subsea production and processing systems, surface wellhead production systems, high pressure fluid control equipment, measurement systems and marine loading systems for the energy industry.

Our Business Segments

Our business is organized into three segments: Subsea Technologies, Surface Technologies and Energy Infrastructure.

Subsea Technologies Segment

In our Subsea Technologies segment, our largest and fastest growing segment, we design and manufacture products and systems and provide services used by oil and gas companies involved in deepwater exploration and production of crude oil and natural gas. The foundation of this segment is our technology and engineering expertise. Our production systems control the flow of crude oil and natural gas from producing wells. We specialize in offshore production and processing systems and have manufacturing facilities near the world’s principal offshore crude oil and natural gas producing basins, including basins in the Gulf of Mexico, the North Sea and offshore Brazil, West Africa and the Asia-Pacific region. We market our products primarily through our own technical sales organization. Our Subsea Technologies segment represented approximately 64% of our consolidated revenue for each of the year ended December 31, 2011 and the twelve months ended June 30, 2012.

In this segment, we design and manufacture subsea systems that are placed on the seafloor and are used to control the flow of crude oil and natural gas from the reservoir to a host processing facility, such as a floating production facility, a fixed platform or an onshore facility. The design and manufacture of our subsea systems requires a high degree of technical expertise and innovation. The development of our integrated subsea systems usually includes initial engineering design studies, subsea trees, control systems, manifold pipeline systems, flowline connection and tie-in systems, pumping and boosting capabilities, well access systems and subsea wellheads. In order to provide these products, systems and services, we utilize engineering, project management, global procurement, manufacturing, assembly and testing capabilities.

Our subsea systems generally consist of our subsea wellhead systems and our subsea production systems. Our subsea wellhead systems offer reliable and cost-effective drilling solutions to meet customer demands for drilling and production in water depths from a few hundred feet to 10,000 feet or more. In addition, we offer a wide range of subsea trees to monitor and control the production of our customers’ subsea wells. Our subsea tree product offering is designed to continue to meet the challenges of higher pressure and water depths faced by our customers. As part of our subsea production system offering, we also provide manifold pipeline systems that are designed to handle flow from four to ten individual wells into multiple production flowline headers.

We also provide (1) installation and workover systems to monitor and control the deployment and operation of subsea production equipment, (2) service technicians for installation assistance and (3) field support for commissioning, intervention and maintenance of our subsea systems throughout the life of the oilfield. This subsea services scope of activity also includes providing tools such as our light well intervention system for certain well workover and intervention tasks.

We also design and manufacture multiphase meters (“MPMs”) with applications that include production and surface well testing, reservoir monitoring, remote operation, fiscal allocation, process monitoring and control, and turbine and compressor monitoring. This technology delivers high accuracy and self-calibrating MPMs, with low maintenance features to meet our customers’ increasingly demanding requirements for subsea applications, as well as topside applications. The MPMs product line augments our portfolio of technologies for optimizing oil and gas recovery.

Additionally, through our recent acquisition of the remaining 55% of the outstanding interests of Schilling Robotics, LLC (“Schilling”), we are able to supply advanced robotic intervention products, including a line of remotely operated vehicle systems (“ROVs”), manipulator systems and subsea control systems. ROVs directly benefit our customers by performing intervention tasks in the challenging subsea environment with greater ease, lower costs and enhanced safety. We believe this addition to our Subsea Technologies segment gives us exposure to the expanding subsea well intervention business, where demand for ROVs and the need for maintenance activities of subsea equipment is expected to increase.

Surface Technologies Segment

In our Surface Technologies segment, we design and manufacture products and systems and provide services used by oil and gas companies involved in land and offshore exploration and production of crude oil and natural gas. We also design, manufacture and supply technologically advanced high pressure valves, pumps and fittings used in stimulation activities for oilfield service companies.

In this segment, we provide a full range of surface wellheads and production systems for both standard service and critical service applications. Surface production systems, or trees, are used to control and regulate the flow of crude oil and natural gas from the well. Our surface products and systems are used worldwide on both land and offshore platforms and can be used in difficult climates, including arctic cold or desert high temperatures. We support our customers through engineering, manufacturing, field installation support and aftermarket services. In addition, our integrated shale services include hydraulic fracturing manifolds and trees and flow back equipment for timely and cost-effective well completion. Surface wellhead and production systems represented approximately 14% of our consolidated revenue for each of the year ended December 31, 2011 and the twelve months ended June 30, 2012.

This segment also includes our flowline products, which we design and manufacture under the Weco®/Chiksan® trademarks, and pumps and valves used in well completion and stimulation activities by major oilfield service companies, such as Schlumberger Limited, Baker Hughes Incorporated, Halliburton Company and Weatherford International Ltd. Our flowline products are used in equipment that pumps corrosive and/or erosive fluid into a well during the well construction, hydraulic fracturing or other stimulation processes. Our reciprocating pump product line includes Triplex and Quintuplex pumps utilized in a variety of applications. The performance of this business typically rises and falls with variations in the active rig count throughout the world and more recently, the pressure pumping activity in North America. Flowline products represented approximately 12% of our consolidated revenue for each of the year ended December 31, 2011 and the twelve months ended June 30, 2012.

Subject to the satisfaction of the conditions to closing set forth in “Recent Developments” below related to our planned acquisition of Pure Energy Services Ltd. (“Pure”), we expect Pure will be included among the consolidated subsidiaries reported in our Surface Technologies segment.

Energy Infrastructure Segment

In our Energy Infrastructure segment, we provide a variety of products and services designed to improve the transportation of various products produced or used in the energy industry, as well as related engineering, design and construction management services. Our Energy Infrastructure segment represented approximately 10% of our consolidated revenue for each of the year ended December 31, 2011 and the twelve months ended June 30, 2012.

We offer solutions for use in custody transfer of crude oil, natural gas and refined products. We combine advanced measurement technology with state-of-the-art electronics and supervisory control systems to provide the measurement of both liquids and gases for purposes of verifying ownership and determining revenue and tax obligations. We also provide land- and marine-based fluid loading and transfer systems primarily to the oil and gas industry. Our systems are capable of loading and offloading marine vessels transporting a wide range of fluids, including crude oil, liquefied natural gas and refined products. While these systems are typically constructed on a fixed jetty platform, we have also developed advanced loading systems that can be mounted on a vessel or structure to facilitate ship-to-ship or tandem loading and offloading operations in open seas or exposed locations.

Our energy infrastructure services also include material handling solutions, including bulk conveying systems to the power generation industry. We provide innovative solutions for conveying, feeding, screening and orienting bulk product for customers in diverse industries. Our process, engineering, mechanical design and project management expertise enable us to execute these projects on a turnkey basis.

Additionally, we provide engineering, design and construction management services in connection with the application of blending technology, process controls and automation for manufacturers in the lubricant, petroleum, additive, fuel and chemical industries. We also design and manufacture systems that separate production flows from wells into oil, gas, sand and water. Our separation technology improves upon conventional separation technologies by moving the flow in a spiral, spinning motion. This causes the elements of the flow stream to separate more efficiently than conventional separation technologies. These systems are currently capable of operating onshore or offshore.

We also develop and manufacture high-performance permanent magnet motors and bearings for both subsea and non-subsea applications, such as natural gas pipelines. We provide machines for a variety of energy-related applications, including integral motors and related system components for compression and pumping for natural gas pipelines, offshore platform and subsea processing markets. The compact size, efficiency and reliability of the motors make them ideal for these demanding applications.

Competitive Strengths

We believe that we are well positioned to execute our business strategies successfully based on the following competitive strengths:

•

Leading Provider of Subsea Equipment. We received approximately 47% of the subsea awards over the five-year period from 2007 to 2011. Industry subsea system orders in 2012 are expected to increase significantly from 2011 levels, and as a result, we expect that our business will experience significant growth in the following years. We are also focused on increasing our position related to subsea services that we have identified as being a significant growth areas, such as installation services, customer asset management, equipment intervention and well access services for the large population of equipment we have installed. We have increased our capital expenditures dedicated to deepwater development efforts, and we believe we are well positioned to expand our portfolio of subsea services to serve our customers who are integrated oil companies with access to significant deepwater reserves.

•

Ability to Deliver Highly Engineered Technical Solutions. We design and manufacture technologically sophisticated systems and products. Our intellectual capital, engineering expertise and breadth of technologies embedded in our products and services have enabled us to design unique solutions for our customers’ project requirements while incorporating standardized components to contain costs. Most of the systems and products that we supply for subsea applications are highly engineered to meet the unique demands of our customers who require cost-effective, efficient solutions while still maintaining the highest safety and performance standards.

•

Global Presence in the Subsea Market. We are the largest provider of subsea products and services in the world. As stated above, we received approximately 47% of the subsea awards over the five-year period from 2007 to 2011, and we believe our ability to deliver superior subsea production systems on a global scale and our added capacity to support future growth through global investments in people, facilities and business processes will enable us maintain our leading market position. In addition to our market leadership position in established subsea markets, we have strengthened our position in emerging geographic markets as well as developed new technologies to support subsea processing and surface shale activities.

•

Strong Customer Alliances and Partnerships. We continue to focus on long-term partnerships and alliances with some of the most active deepwater oil and gas operators in the world, including Statoil ASA, Royal Dutch Shell plc, BP p.l.c., Eni S.p.A., Hess Corporation and Anadarko Petroleum Corporation. We also have strong relationships with some of the other major deepwater participants, including Petroleo Brasileiro S.A.—Petrobras, Total S.A., Chevron Corporation and Exxon Mobil Corporation. Our strong relationships with these customers are based on our ability deliver on many of the most challenging subsea projects in the world while providing the highest level of technological solutions.

Business Strategies

Our management team is dedicated to growing our business by executing the following strategies:

•

Continue Our Subsea Market Leadership Position. We maintain a presence in all of the world’s major producing basins, and our deepwater expertise, experience and technology have helped us to maintain a leadership position in subsea systems. The increased expansion into deepwater basins has led to growing demand for our subsea processing services, which offers significant opportunities for us to deliver new technologies that we believe provide considerable benefits to oil and gas producers.

•

Pursue New Growth Platforms. We have identified three areas of growth from which we intend to capitalize: subsea infrastructure, subsea services and shale-related equipment and services. All three growth areas are markets in which most of our businesses currently hold leadership positions. We continue to expand our subsea infrastructure products by building upon our subsea processing success.

In our subsea services market, we are focused on expanding the products and services we offer, including well intervention activities, asset management and installation. Further, we believe our services in these markets provide our customers with a cost advantage by moving functionality from the topside facility to seabed boosting and separation stations, which has been shown to increase reservoir recovery. The growth of shale developments also remains a significant opportunity for us as demand for fracturing trees and manifolds, well service pumps and flowline equipment remains strong, and we intend to increase our exposure in the shale markets in the United States and globally. We believe our global platform will help facilitate the expansion of these products into new shale markets outside the United States.

•

Pursue Strategic and Complementary Acquisitions. Our management team has demonstrated the ability to identify opportunities to acquire businesses and assets that expand our access to key enabling technologies. For example, we believe our acquisition of Control Systems International, Inc. (“CSI”) will enhance our automation and controls technologies, supporting our long-term strategy to expand our subsea production and processing systems. Additionally, we also anticipate the acquisition of CSI to benefit other business units in our portfolio, such as measurement systems, through comprehensive fuel terminal and pipeline automation systems.

Our recent acquisition of Schilling positions us to better expand our subsea infrastructure capabilities related to ROVs and manipulator arm manufacturing. With the acquisition of our Direct Drive Systems business, we are in the final stages of collaborating with Sulzer Pumps to develop a multi-phase helio-coaxial pump that provides a critical piece of our strategy to enhance our subsea boosting capabilities.

Finally, with our pending acquisition of Pure, a leading provider of fracturing flowback services and an established wireline services provider operating in multiple field locations in both Canada and the United States, we expect to provide our customers with an integrated well site solution that creates client value. Please see “—Recent Developments—Pure Energy Services Acquisition.”

Recent Developments

Pure Energy Services Acquisition

On August 17, 2012, we entered into an arrangement agreement (the “Arrangement”) with Pure, pursuant to which we will acquire Pure for an aggregate cash purchase price of approximately $285.0 million. Under the terms of the Arrangement, the transaction will be accomplished by way of a plan of arrangement pursuant to the Business Corporations Act (Alberta). The proposed Arrangement is subject to certain conditions, including the approval by (1) the holders of Pure shares and options representing at least two-thirds of votes cast in person or by proxy at the meeting of Pure securityholders to be held to approve the Arrangement; (2) the Court of Queen’s Bench of Alberta; and (3) the relevant regulatory authorities (including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended).

The Pure securityholders’ meeting to approve the Arrangement is currently expected to be held on September 28, 2012, and the closing of the Arrangement is currently anticipated to occur in early October 2012.

Our Principal Executive Offices

FMC Technologies, Inc. was incorporated in November 2000 under Delaware law and was a wholly-owned subsidiary of FMC Corporation until our initial public offering in June 2001, when 17% of our common stock was sold to the public. On December 31, 2001, FMC Corporation distributed its remaining 83% ownership of our stock to its stockholders in the form of a dividend. Our executive offices are located at 5875 North Sam Houston Parkway West, Houston, Texas 77086. Our telephone number is (281) 591-4000. We maintain a website at http://www.fmctechnologies.com that provides information about our business and operations. Information contained on our website, however, is not incorporated into or otherwise a part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms of the notes.

Issuer	FMC Technologies, Inc.

Notes Offered	$800 million aggregate principal amount of notes consisting of:

•	$300 million aggregate principal amount of 2.00% Senior Notes due 2017, which we refer to as the 2017 notes.

•	$500 million aggregate principal amount of 3.45% Senior Notes due 2022, which we refer to as the 2022 notes.

The 2017 notes and the 2022 notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Maturity	2017 notes—October 1, 2017.

2022 notes—October 1, 2022.

Interest Rate	2017 notes—2.00% per year.

2022 notes—3.45% per year.

Interest Payment Dates	April 1 and October 1 of each year, beginning on April 1, 2013. Interest on the notes will accrue from September 21, 2012.

Use of Proceeds	We intend to use the net proceeds from this offering to repay outstanding commercial paper and indebtedness under our revolving credit facility. See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest	Affiliates of certain of the underwriters are lenders under our revolving credit facility. In addition, affiliates of the underwriters may hold our commercial paper debt. These affiliates will receive their respective share of any repayment by us of outstanding commercial paper borrowings from the net proceeds of this offering. Each of the underwriters whose affiliates will receive at least 5% of the net proceeds of this offering is considered by Financial Industry Regulatory Authority, Inc., or FINRA, to have a conflict of interest with us in regards to this offering. However, no qualified independent underwriter is needed for this offering because the notes are investment grade-rated by one or more nationally recognized statistical rating agencies. See “Underwriting—Conflicts of Interest.”

Ranking	The notes of each series will:

•	be our senior unsecured obligations;

•

rank equally in right of payment with all of our other existing and future unsubordinated debt, including the notes of the other series and any other series of debt securities issued under the indenture relating to the notes;

•

effectively rank junior to (i) any of our secured debt, to the extent of the value of the collateral securing that debt, and (ii) all existing and future indebtedness and other liabilities of our subsidiaries; and

•	rank senior in right of payment to all of our future subordinated debt.

As of June 30, 2012, on an as adjusted basis after giving effect to the issuance and sale of the notes and the application of the net proceeds therefrom, we would have had (i) total debt outstanding in the principal amount of approximately $1,147.3 million, consisting of the notes offered hereby, approximately $100.0 million of outstanding borrowings under our revolving credit facility, approximately $214.4 million of outstanding commercial paper borrowings and approximately $34.0 million of other debt (including a $7.3 million capital lease), (ii) approximately $1,185.6 million in remaining availability under our revolving credit facility and (iii) no indebtedness contractually subordinated to the notes.

The indenture for the notes does not limit the amount of unsecured debt that we may incur. The indenture contains restrictions on our ability to incur secured debt unless the same security is also provided for the benefit of holders of the notes of each series.

Optional Redemption	At any time prior to their maturity, in the case of the 2017 notes, and at any time prior to July 1, 2022 (the date that is three months prior to the maturity date of the 2022 notes), in the case of the 2022 notes, we may redeem some or all of such notes at the redemption price equal to 100% of the principal amount of the notes redeemed plus a make-whole premium, which is described in this prospectus supplement.

At any time on or after July 1, 2022 (the date that is three months prior to the maturity date of the 2022 notes) we may redeem some or all of the 2022 notes at the redemption price equal to 100% of the principal amount of the 2022 notes redeemed.

In each case, we also will pay accrued and unpaid interest, if any, to, but excluding, the redemption date.

For a more complete description of the optional redemption provisions of the notes, please read “Description of the Notes—Optional Redemption.”

Certain Covenants

The covenants in the indenture relating to the notes include limitations on, among other things, our ability to incur or place liens on our principal assets and those of our subsidiaries without securing the notes equally and ratably with the other indebtedness secured by such liens and to engage in certain sale-leaseback transactions, in each case subject to exceptions. The indenture also includes requirements that must be met if we consolidate or merge with, or sell, convey, transfer or lease all or substantially all of our assets to, another entity. For a more complete description of the indenture covenants, please read “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Risk Factors	Investing in the notes involves risks. Before deciding to invest in the notes, you should carefully consider the matters discussed under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” in addition to the risks described under the heading “Risk Factors” in our 2011 Annual Report and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Book-Entry, Delivery and Form	The notes of each series will be represented by one or more permanent global certificates in fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company.

No Listing	We do not intend to apply for the listing of either series of the notes on any securities exchange or for the quotation of either series of the notes on any automated dealer quotation system. We can provide no assurance as to the liquidity of, or development of any trading market for, the notes.

Further Issuances	We may create and issue further notes ranking equally and ratably with the 2017 notes or the 2022 notes offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with the 2017 notes or the 2022 notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise.

Governing Law	The notes and the indenture relating thereto will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee	U.S. Bank National Association.

Summary Consolidated Historical Financial Data

The following tables set forth summary consolidated historical financial data as of and for each of the three years ended December 31, 2009, 2010 and 2011 and as of and for each of the six months ended June 30, 2011 and 2012. This data was derived from our audited consolidated financial statements included in our 2011 Annual Report and our unaudited condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for the six months ended June 30, 2011 and June 30, 2012, each of which is incorporated by reference herein. The financial data below should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our 2011 Annual Report and Quarterly Report on Form 10-Q for the six months ended June 30, 2012.

	(in millions)
	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
Revenue:
Subsea Technologies	$3,087.5	$2,730.9	$3,288.1	$1,490.5	$1,840.7
Surface Technologies	818.2	954.3	1,310.8	601.6	791.6
Energy Infrastructure	524.1	454.4	503.4	223.2	276.4
Other revenue and intercompany eliminations	(24.4)	(14.0)	(3.3)	(4.0)	(17.2)

Total revenue	4,405.4	4,125.6	5,099.0	2,311.3	2,891.5

Cost of sales	3,434.5	3,074.0	3,966.2	1,796.6	2,284.0
Selling, general and administrative expenses	389.5	432.0	479.9	231.7	276.4
Research and development expenses	51.3	68.0	90.5	38.2	53.1

Total costs and expenses	3,875.3	3,574.0	4,536.6	2,066.5	2613.5
Other income (expense), net	(2.7)	(4.9)	(1.4)	4.9	20.1

Income from continuing operations before net interest expense and income taxes	527.4	546.7	561.0	249.7	298.1
Net interest expense	(9.5)	(8.8)	(8.2)	(3.6)	(9.9)

Income from continuing operations before income taxes	517.9	537.9	552.8	246.1	288.2
Provisions for income taxes	155.1	159.6	149.3	64.8	75.3

Income from continuing operations	362.8	378.3	403.5	181.3	212.9
Income (loss) from discontinued operations, net of income taxes	0.5	(0.4)	—	—	—

Net income	363.3	377.9	403.5	181.3	212.9
Less: net income attributable to noncontrolling interests	(1.5)	(2.4)	(3.7)	(1.8)	(2.2)

Net income attributable to FMC Technologies, Inc.	$361.8	$375.5	$399.8	$179.5	$210.7

Balance Sheet Data:
Total assets	$3,556.4	$3,644.2	$4,271.0	$4,200.0	$5,013.5
Net (debt) cash (1)	$40.6	$(47.8)	$(279.6)	$(44.8)	$(940.9)
Long-term debt, less current portion	$391.6	$351.1	$36.0	$465.8	$1,114.1
Total FMC Technologies, Inc. stockholders’ equity	$1,102.8	$1,311.7	$1,424.6	$1,555.8	$1,599.4

Other Financial Information:
Capital expenditures	$110.0	$112.5	$274.0	$102.8	$191.1
Cash flows provided (used) by operating activities of continuing operations	$596.6	$194.8	$164.8	$120.1	$(109.5)
Segment operating capital employed (2)	$1,369.6	$1,722.8	$2,204.2	$1,926.5	$3,031.7
Order backlog (3)	$2,545.4	$4,171.5	$4,876.4	$4,964.3	$5,204.7

(1)	Net (debt) cash is a non-GAAP financial measure. Please see “—Non-GAAP Financial Measure” for a reconciliation of net (debt) cash to cash and cash equivalents.

(2)	Segment operating capital employed is a non-GAAP financial measure. Please see “—Non-GAAP Financial Measure” for a reconciliation of segment operating capital employed to total assets.
(3)	Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

Non-GAAP Financial Measures

We include in this prospectus supplement the non-GAAP financial measures net (debt) cash and segment operating capital employed and provide a reconciliation of these non-GAAP financial measures to their most directly comparable liquidity measures calculated and presented in accordance with GAAP.

Net (debt) cash is a non-GAAP measure reflecting debt, net of cash and cash equivalents. We define net (debt) cash as short-term debt, long-term debt and the current portion of long-term debt, less cash and cash equivalents. We use this non-GAAP measure to evaluate our capital structure and financial leverage. We believe that net (debt) cash is a meaningful measure that will assist investors in recognizing underlying trends in our financial results. Segment operating capital employed is a non-GAAP measure consisting of assets, net of liabilities, and is our primary measure of segment capital. Segment operating capital employed excludes debt, pension liabilities, income taxes and LIFO inventory reserves. We believe that segment operating capital employed is a meaningful measure that will assist investors in measuring the return on capital employed in our business segments.

Net (debt) cash and segment operating capital employed should not be considered as alternatives to, or more meaningful than, cash and cash equivalents and total assets, respectively, as determined in accordance with GAAP or as indicators of our liquidity. Further, our definitions of these non-GAAP financial measures may differ from those used by other companies.

	(in millions)
	December 31,			June 30,
	2009	2010	2011	2011	2012
				(unaudited)
Reconciliation of Net (Debt) Cash to Cash and Cash Equivalents:
Cash and cash equivalents	$460.7	$315.5	$344.0	$428.0	$275.3
Short-term debt and current portion of long-term debt	(28.5)	(12.2)	(587.6)	(7.0)	(102.1)
Long-term debt, less current portion	(391.6)	(351.1)	(36.0)	(465.8)	(1,114.1)

Net (debt) cash	$40.6	$(47.8)	$(279.6)	$(44.8)	$(940.9)

Reconciliation of Segment Operating Capital Employed to Total Assets:
Segment operating capital employed	$1,369.6	$1,722.8	$2,204.2	$1,926.5	$3,031.7
Segment liabilities included in total segment operating capital employed (1)	1,508.9	1,375.8	1,521.1	1,554.4	1,544.8
Corporate (2)	677.9	545.6	545.7	719.1	437.0

Total assets	$3,556.4	$3,644.2	$4,271.0	$4,200.0	$5,031.5

(1)	Segment liabilities included in total segment operating capital employed consist of trade and other accounts payable, advance payments and progress billings, accrued payroll and other liabilities.
(2)	Corporate includes cash, LIFO inventory reserves, deferred income tax balances, property, plant and equipment not associated with a specific segment, pension assets and the fair value of derivative financial instruments.

RISK FACTORS

If you purchase our notes, you will take on financial risk. Before buying our notes in this offering, you should carefully consider the risks relating to an investment in the notes described below, as well as other information contained in this prospectus supplement and the accompanying prospectus. Additionally, you should carefully consider the risks to our business described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, in particular the risks described in our 2011 Annual Report. These risks could result in the loss of all or part of your investment.

Risks Related to the Notes

The notes do not restrict our ability to incur additional unsecured debt or to take other actions that could negatively impact holders of the notes.

Neither we nor our subsidiaries are restricted under the terms of the notes from incurring additional unsecured debt. In addition, the limited covenants applicable to the notes do not require us or our subsidiaries to achieve or maintain any minimum financial results relating to our financial position or results of operations. Further, the indenture does not contain provisions that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Our ability and the ability of our subsidiaries to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could adversely affect our capital structure or credit rating or have the effect of diminishing our ability to make payments on the notes when due. In addition, neither we nor our subsidiaries are restricted by the terms of the notes from repurchasing common stock or any subordinated indebtedness that we may incur in the future.

The notes have no established trading market or history, and you may not be able to sell the notes.

The notes will constitute a new issue of securities with no established trading market. Although the underwriters may make a market in the notes of each series, they are not obligated to do so and any of their market making activities may be terminated or limited at any time. In addition, although we have registered the offer and sale of the notes under the Securities Act of 1933, as amended (the “Securities Act”), we do not intend to apply for a listing of either series of the notes on any national securities exchange or for the quotation of either series of the notes on any automated dealer quotation system. As a result, there can be no assurance as to the liquidity of markets that may develop for the notes of either series, the ability of noteholders to sell their notes or the prices at which their notes could be sold.

The notes of each series may trade at prices that are lower than their initial purchase price depending on many factors, including prevailing interest rates, our business, financial performance, prospects and financial condition and the markets for similar securities. The liquidity of trading markets for the notes may also be adversely affected by general declines or disruptions in the markets for debt securities. Those market declines or disruptions could adversely affect the liquidity of and market for the notes independent of our financial performance or prospects. An active market for the notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to sell the notes within the time or at the price you desire.

To service our indebtedness, we will use a substantial amount of cash. Our ability to generate cash to service our indebtedness depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that cash flow generated from our business and future borrowings under our revolving credit facility will be sufficient to enable us to pay our indebtedness, including the notes, and to fund our other liquidity needs.

Although the notes are referred to as “senior notes,” they will be unsecured and effectively subordinated to existing and future secured indebtedness and structurally subordinated to any existing or future indebtedness and other liabilities of subsidiaries.

The notes are unsecured and, therefore, will be effectively subordinated to any of our secured debt (including capital leases) to the extent of the value of the collateral securing that debt. As of June 30, 2012, on an as adjusted basis after giving effect to the issuance and sale of the notes and the application of the net proceeds therefrom, we would have had (i) total debt outstanding in the principal amount of approximately $1,147.3 million, consisting of the notes offered hereby, approximately $100.0 million of outstanding borrowings under our revolving credit facility, approximately $214.4 million of outstanding commercial paper borrowings and approximately $34.0 million of other debt (including a $7.3 million capital lease), (ii) approximately $1,185.6 million in remaining availability under our revolving credit facility and (iii) no indebtedness contractually subordinated to the notes. Although the indenture with respect to the notes limits our ability to incur secured debt, if we default on the notes, become bankrupt, liquidate or reorganize, any secured creditors could use our assets securing their debt to satisfy their secured debt before you would receive any payment on the notes. If the value of the collateral is not sufficient to pay any secured debt in full, our secured creditors would share the value of our other assets, if any, with you and the holders of other claims against us that rank equally with the notes.

Because the notes are our obligations and are not guaranteed by any of our subsidiaries, they are also effectively subordinated to any existing or future debt or other obligations of our subsidiaries. As of September 17, 2012, our subsidiaries had approximately $99.1 million of debt, excluding intercompany debt.

We conduct a significant portion of our operations through our operating subsidiaries, and none of our subsidiaries will guarantee the notes.

We conduct a significant portion of our operations through our operating subsidiaries. Distributions or advances from our subsidiaries are a source of funds to meet our debt service obligations, including payments on the notes. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries. None of our subsidiaries will guarantee the notes, and they will have no obligation to make payments on the notes or to make funds available for that purpose.

USE OF PROCEEDS

We expect to receive aggregate net proceeds of approximately $792.9 million from the sale of the notes, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay outstanding commercial paper and borrowings under our revolving credit facility.

As of September 17, 2012, our outstanding commercial paper borrowings and borrowings under our revolving credit facility were approximately $837 million and $375 million, respectively. At that date, the weighted average interest rate applicable to commercial paper and our revolving credit facility and was 0.40% and 1.625%, respectively. Our revolving credit facility matures in March 2017.

Affiliates of certain of the underwriters are lenders under our revolving credit facility and will receive a portion of the net proceeds from this offering used to repay borrowings thereunder. In addition, affiliates of the underwriters may hold our commercial paper debt and may receive proceeds from this offering. See “Underwriting—Conflicts of Interest.”

Pro Forma Ratio of Earnings to Fixed Charges

For the six months ended June 30, 2012 and the year ended December 31, 2011, our ratio of earnings to fixed charges, on an as adjusted basis giving effect to this offering, would have been 17.0 and 22.0, respectively. See “Ratio of Earnings to Fixed Charges” in the accompanying prospectus.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash, cash equivalents and short-term investments and consolidated capitalization as of June 30, 2012 and as adjusted to give effect to this offering and the application of the estimated net proceeds from this offering in the manner described under “Use of Proceeds” in this prospectus supplement.

It is important that you read the following information along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation By Reference” in the accompanying prospectus.

	As of June 30, 2012
	Historical	As Adjusted
	(In millions)
Cash and cash equivalents	$275.3	$275.3

Long-term debt:
Revolving credit facility (1)	$375.0	$100.0
Commercial paper (2)	732.3	214.4
Term loan	26.7	26.7
2.00% Senior Notes due 2017 offered hereby	—	299.3	(3)
3.45% Senior Notes due 2022 offered hereby	—	499.6	(4)
Property financing	7.3	7.3

Total long-term debt, including current portion	1,141.3	1,147.3
Stockholders’ equity:
FMC Technologies, Inc. stockholders’ equity	1,599.4	1,599.4
Noncontrolling interests	13.7	13.7

Total stockholders’ equity	1,613.1	1,613.1

Total capitalization	$2,754.4	$2,760.4

(1)	As of September 17, 2012, we had approximately $375 million of borrowings outstanding under our revolving credit facility.
(2)	As we have both the ability and intent to refinance these borrowings on a long-term basis, our commercial paper borrowings were classified as long-term in our condensed consolidated balance sheet as of June 30, 2012. As of September 17, 2012, we had approximately $837 million of commercial paper borrowings.
(3)	Includes approximately $0.7 million in issue discount, which will be amortized over the life of this series of the notes.
(4)	Includes approximately $0.4 million in issue discount, which will be amortized over the life of this series of the notes.

DESCRIPTION OF THE NOTES

We have summarized below terms and provisions of the notes. However, this summary is not a complete description of all of the terms and provisions of the notes. You should read carefully the section entitled “Description of Debt Securities” in the accompanying prospectus for a description of other material terms of the notes. Each series of notes is a new series of “debt securities” referred to in the accompanying prospectus. The following description supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. In this description, references to “us,” “we,” “our,” “FMC Technologies” or the “Company” are to FMC Technologies, Inc. only and do not include our subsidiaries or affiliates.

We will issue each series of notes offered hereby under an indenture, which we refer to as the “base indenture,” to be entered into between us, as issuer, and U.S. Bank National Association, as trustee, as amended and supplemented pursuant to a supplemental indenture applicable to each series of notes. We refer to the base indenture, as amended and supplemented by each such supplemental indenture applicable to each series of notes offered hereby, as the “indenture.” We urge you to read the indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. You may obtain copies of the base indenture and each supplemental indenture from us without charge. See the section in this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information.”

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

The notes of each series will:

•	be our unsecured senior obligations;

•

rank equally in right of payment with all of our other existing and future unsubordinated debt, including the notes of the other series and any other series of debt securities issued under the indenture relating to the notes;

•	effectively rank junior to (i) any of our secured debt, to the extent of the collateral securing that debt, and (ii) all existing and future indebtedness and other liabilities of our subsidiaries; and

•	rank senior in right of payment to all of our future subordinated debt.

Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the base indenture, we may discharge our obligations under the indenture with respect to the notes as described under “Description of Debt Securities—Redemption, Sinking Fund and Defeasance” in the accompanying prospectus.

Principal, Maturity and Interest

Initially, we will issue the 2017 notes in an aggregate principal amount of $300 million and the 2022 notes in an aggregate principal amount of $500 million. The notes will be in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on October 1, 2017, in the case of the 2017 notes, and October 1, 2022, in the case of the 2022 notes. We may issue additional notes of each series from time to time, without the consent of the holders of the notes of either series, in compliance with the terms of the indenture.

Interest on the notes will:

•	accrue at the rate of 2.00% per annum, in the case of the 2017 notes;

•	accrue at the rate of 3.45% per annum, in the case of the 2022 notes;

•	accrue from the date of issuance or the most recent interest payment date;

•	be payable in cash semi-annually in arrears on each April 1 and October 1, beginning on April 1, 2013;

•	be payable to the holders of record on March 15 and September 15 immediately preceding the related interest payment dates;

•	be computed on the basis of a 360-day year comprised of twelve 30-day months; and

•	be payable, to the extent lawful, on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable interest payment date, maturity date or redemption date.

Payment and Transfer

Initially, each series of notes will be issued only in global form. Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by The Depository Trust Company (“DTC”) and its participants. Notes in definitive form, if any, may be presented for registration, exchange or transfer at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at 5555 San Felipe, Suite 1150, Houston, Texas 77056).

Payment of principal of, premium, if any, and interest on notes in global form registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee, as the registered holder of such global notes. If any of the notes is no longer represented by a global note, payment of interest on the notes in definitive form may, at our option, be made at the corporate trust office of the trustee in New York City (which is currently located at 100 Wall Street, Suite 1600, New York, New York 10005) or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable upon transfer or exchange of notes. We are not required to transfer or exchange any note selected for redemption or any other note for a period of 15 days before any mailing of notice of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

At any time prior to their maturity, in the case of the 2017 notes, and at any time prior to July 1, 2022 (the date that is three months prior to the maturity date of the 2022 notes), in the case of the 2022 notes, we may redeem some or all of such notes at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points in the case of the 2017 notes and 25 basis points in the case of the 2022 notes plus, in either case, accrued and unpaid interest to, but not including, the redemption date.

We may redeem the 2022 notes on or after July 1, 2022 (the date that is three months prior to the maturity date of the 2022 notes), at a redemption price equal to 100% of the principal amount of the 2022 notes redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semiannual equivalent yield to maturity (computed by us as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC or their respective affiliates which are primary U.S. government securities dealers in the United States (a “Primary Treasury Dealer”), and their respective successors; provided, however, that if either of the foregoing and its affiliates and subsidiaries shall not be a Primary Treasury Dealer at the appropriate time, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

Unless we default in payment of the redemption price, on and after any redemption date, interest will cease to accrue on the notes called for redemption. We are required to deposit with a paying agent, no later than any redemption date, money sufficient to pay the redemption price of the notes to be redeemed on such date, plus accrued and unpaid interest to, but not including, the redemption date. If we are redeeming less than all the notes of either series, the trustee must select the notes to be redeemed by such method as the trustee deems fair and appropriate. The trustee may select for partial redemption notes and portions of notes in amounts equal to $2,000 or any integral multiple of $1,000 in excess thereof.

We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

No Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the notes nor are we required to repurchase the notes at the option of the holders.

Book-Entry System

DTC, which we refer to along with its successors in this capacity as the “depositary,” will act as securities depositary for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes of each series, will be issued and will be deposited with the depositary or its custodian.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S. A./N.V., as operator of the Euroclear System (“Euroclear”), in Europe if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities that its participants deposit with it and facilitates the settlement among direct participants of securities transactions, transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission (the “SEC”).

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

We will issue the notes in definitive certificated form in certain limited circumstances specified in the indenture, including if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days. If the notes will no longer be represented by global security certificates, we will issue certificates in definitive form in exchange for beneficial interests in the global security certificates, registered in the names instructed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available finds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations, and in the case of a non-U.S. holder (as defined below), estate tax considerations, that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this document, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

This discussion is limited to holders who purchase the notes in this offering for a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of initial purchasers, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or other risk reduction transaction;

•	U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities and holders of interests therein.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

Investors considering the purchase of notes are urged to consult their own tax advisors regarding the application of the U.S. federal income and estate tax laws to their particular situations as well as any tax consequences of the purchase, ownership or disposition of the notes under U.S. federal gift tax laws or under the laws of any state, local or foreign jurisdiction or under any applicable income tax treaty.

Certain Additional Payments

In certain circumstances (please read “Description of the Notes—Optional Redemption”), we may elect to pay amounts on the notes that are in excess of interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury Regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as “contingent payment debt instruments.” Assuming such position is respected, a holder would be required to include the amount of any such additional payment at the time such payment is received or accrued in accordance with such holder’s method of accounting for U.S. federal income tax purposes. It is possible that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary income, rather than capital gain, any gain realized on the taxable disposition of the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Interest on the Notes

Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between the proceeds you receive (excluding any proceeds attributable to accrued but unpaid interest which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income) and your adjusted tax basis in the note. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note. The gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other disposition. Long-term capital gains of individuals, estates and trusts currently are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

Information reporting will apply to payments of interest on, and the proceeds of the sale, redemption, exchange, retirement or other disposition of, notes held by you, and backup withholding will apply to such payments unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the Notes

Payments to you of interest on the notes generally will be exempt from U.S. federal withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status, as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively);

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to the withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to the withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide the withholding agent with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See “—Income or Gain Effectively Connected with a U.S. Trade or Business.”

Disposition of Notes

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note (other than any amount allocable to accrued and unpaid interest, which generally will be taxable as interest and may be subject to the rules discussed above in “—Interest on the Notes” or below in “—Income or Gain Effectively Connected with a U.S. Trade or Business”) unless:

•

the gain is effectively connected with the conduct by you of a U.S. trade or business (and if an applicable income tax treaty so requires, is attributable to a permanent establishment maintained by you in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are a non-U.S. holder whose gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described under “—Income or Gain Effectively Connected with a U.S. Trade or Business.” If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax (or lower applicable treaty rate) on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and if an applicable income tax treaty so requires, is attributable to a permanent establishment maintained by you in the United States), then the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates in generally the same manner as if you were a U.S. holder, unless an applicable income tax treaty provides otherwise. Effectively connected income will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or IRS Form W-8BEN claiming an exemption under an applicable income tax treaty) or appropriate substitute form to the withholding agent. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate.

U.S. Federal Estate Tax

If you are an individual and are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the notes will not be included in your estate for U.S. federal estate tax purposes provided, at the time of your death, interest on the notes qualifies for the portfolio interest exemption under the rules described above in “—Interest on the Notes” (without regard to the certification requirement to qualify for the portfolio interest exemption).

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of these information returns may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty or agreement.

U.S. backup withholding generally will not apply to payments to you of interest on a note if the statement described in “—Interest on the Notes” is duly provided by you or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds of a disposition (including a redemption or retirement) of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status (by providing the statement described in “—Interest on the Notes”) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional Tax Relating to Net Investment Income

For tax years beginning after December 31, 2012, a 3.8% tax will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of property, such as the notes, less certain deductions. You should consult your tax advisor with respect to the tax consequences of this additional tax.

Legislation Involving Payments to Certain Foreign Entities

Legislation enacted in March 2010 would impose a 30% withholding tax on any payments on our obligations made to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), and on the gross proceeds of the sale or other disposition of our obligations, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

Although this legislation currently applies to payments made after December 31, 2012, the Treasury and the IRS have issued administrative guidance indicating that they plan to issue Treasury Regulations providing that withholding will only apply to payments of interest on debt obligations made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of debt securities made on or after January 1, 2015. Proposed Treasury Regulations have been issued which, if finalized, would confirm the extension of the effective dates for withholding. Additionally, payments with respect to debt obligations that were outstanding on March 18, 2012 are not subject to these rules; however, proposed regulations not yet in effect would, if adopted, extend this grandfathering date to debt securities issued before January 1, 2013 (and not materially modified after December 31, 2012). If these proposed regulations are adopted, withholding under these rules would not be required on the notes. You are encouraged to consult with your own tax advisors regarding the possible implications of this legislation on an investment in the notes.

The preceding discussion of certain U.S. federal income and estate tax considerations is for general informational purposes only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of purchasing, holding and disposing of our notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING

J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters set forth below. Subject to the terms and conditions contained in an underwriting agreement, dated the date of this prospectus supplement, among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of the notes listed opposite its name below:

Underwriters	Principal Amount of 2017 Notes	Principal Amount of 2022 Notes
J.P. Morgan Securities LLC	$120,000,000	$200,000,000
Wells Fargo Securities, LLC	120,000,000	200,000,000
DNB Markets, Inc.	15,000,000	25,000,000
Mitsubishi UFJ Securities (USA), Inc.	15,000,000	25,000,000
RBS Securities Inc.	15,000,000	25,000,000
U.S. Bancorp Investments, Inc.	15,000,000	25,000,000

Total	$300,000,000	$500,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

Underwriting Discounts and Expenses

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement and may offer the notes to dealers at such price less a concession not in excess of 0.35% of the principal amount of the 2017 notes and 0.40% of the principal amount of the 2022 notes. The underwriters may allow, and the dealers may re-allow, a discount not in excess of 0.25% of the principal amount of the 2017 notes and 0.25% of the principal amount of the 2022 notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table summarizes the compensation to be paid by us to the underwriters.

	Per 2017 Note	Total	Per 2022 Note	Total
Underwriting discount	0.60%	$1,800,000	0.65%	$3,250,000

The expenses of the offering, not including the underwriting discount, are estimated to be $900,000 and are payable by us.

New Issue of Notes; Trading Market

The notes are a new issue of securities for which there is currently no established trading market. We do not intend to apply for the listing of either series of notes on any national securities exchange or for the quotation of either series of notes on any automated dealer quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may discontinue any market making activities at any time in their sole discretion and without notice. No assurance can be given (1) that a trading market for either series of notes will develop or continue; (2) as to the liquidity of any market that does develop; or (3) as to your ability to sell any notes you may own or the price at which you may be able to sell your notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

We do not, nor do any of the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Conflicts of Interest

As described under the heading “Use of Proceeds” in this prospectus supplement, we intend to use a portion of the net proceeds from this offering to repay outstanding commercial paper and indebtedness under our revolving credit facility. Affiliates of the underwriters may hold our commercial paper debt. Additionally, affiliates of each of the underwriters are lenders under our revolving credit facility. These affiliates will receive their respective share of any repayment by us of outstanding commercial paper borrowings and/or borrowings under our revolving credit facility from the net proceeds of this offering. Each of the underwriters whose affiliates will receive at least 5% of the net proceeds of this offering is considered by Financial Industry Regulatory Authority, Inc., or FINRA, to have a conflict of interest with us in regards to this offering. However, in accordance with Rule 5121 of the FINRA Rules, no qualified independent underwriter is needed for this offering because the notes are investment grade-rated by one or more nationally recognized statistical rating agencies.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings with us in the ordinary course of business for which they received, or will receive, customary fees and expense reimbursement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates may routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of notes will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the notes that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of notes may be made to the public in that Relevant Member State at any time:

A.	to “qualified investors” as defined in the Prospectus Directive, including:

(a)	(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)	(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor,” and (B) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the subscribers has been given to the offer or resale, or (y) where notes have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

FMC Technologies, Inc. may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act of 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA (a “CIS”) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus supplement and the accompanying prospectus may only be distributed in the United Kingdom to, and may only be directed at:

A.	if FMC Technologies, Inc. is a CIS and is marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order; or

B.	otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

C.	in both cases A. and B. to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as “relevant persons”).

The notes may only be made available to, and any invitation, offer or agreement to subscribe, purchase or otherwise to acquire the notes may be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus supplement may only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to the issuer.

LEGAL MATTERS

Vinson & Elkins L.L.P., Houston, Texas, will pass on the validity of the notes. Certain legal matters with respect to the notes will be passed upon for the underwriters by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of FMC Technologies, Inc. incorporated by reference in the 2011 Annual Report and the effectiveness of internal control over financial reporting of FMC Technologies, Inc. as of December 31, 2011, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov from which you can access the information that we have filed electronically with the SEC. General information about us, including our SEC filings, is available free of charge through our website at www.fmctechnologies.com. Information on our website is not incorporated by reference into this prospectus supplement, the accompanying prospectus or our other securities filings and is not a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement we have filed with the SEC relating to the notes. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the notes. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its Internet site.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we sell all of the securities covered by this registration statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012; and

•	Current Reports on Form 8-K filed on January 6, 2012, February 10, 2012, February 28, 2012, March 27, 2012, May 4, 2012, July 30, 2012 and August 20, 2012.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

FMC Technologies, Inc.

5875 North Sam Houston Parkway West

Houston, Texas 77086

Attention: Corporate Secretary

(281) 591-4000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, contain “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All such statements other than statements of historical fact contained in this document are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate, or will occur or what impact they will have on our operations or financial condition.

All of our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control), and assumptions and actual results could differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements, include the following:

•	Demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets;

•	Potential liabilities arising out of the installation or use of our systems;

•	Continuing consolidation within our customers’ industries;

•	U.S. and international laws and regulations that may increase our costs, limit the demand for our products and services or restrict our operations;

•	Disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business;

•	Fluctuations in currency markets worldwide;

•	Cost overruns that may affect profit realized on our fixed price contracts;

•	The cumulative loss of major contracts or alliances;

•

Our dependence on the continuing services of key managers and employees and our ability to attract, retain and motivate additional highly-skilled employees for the operation and expansion of our business;

•	Rising costs and availability of raw materials;

•	A failure of our information technology infrastructure or any significant breach of security;

•	Our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets;

•	The outcome of uninsured claims and litigation against us;

•	Satisfaction of the conditions to closing the acquisition of Pure and the possibility that the acquisition will not close;

•	Our ability to successfully integrate Pure’s operations and to realize synergies from the acquisition;

•	Disruptions in the timely delivery of our backlog and its effect on our future sales, profitability and our relationships with our customers; and

•	Disruptions in the financial and credit markets and its impact on our customers’ activity levels, spending for our products and services and ability to pay amounts owed us.

Other factors described herein or incorporated by reference, as well as factors that are unknown or unpredictable, could also have a material adverse effect on future results. Such factors are described in “Risk Factors” on page S-12 of this prospectus supplement and in Item 1A. “Risk Factors” in our 2011 Annual Report, which is incorporated in this prospectus supplement by reference. We urge you to carefully review and consider the disclosures made in this prospectus supplement, the accompanying prospectus and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

PROSPECTUS

FMC Technologies, Inc.

Debt Securities

We may, from time to time, offer and sell in one or more offerings debt securities. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

We will offer these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offerings. This prospectus describes only the general terms of these securities and the general manner in which we will offer these securities. The specific terms of any securities we offer will be included in one or more supplements to this prospectus. The supplements will also describe the specific manner in which we will offer the securities and may add, update or change information contained in this prospectus. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “FTI.”

Investing in our securities involves risk. You should carefully consider the risk factors we describe in any accompanying prospectus supplement and in the reports we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus before you make any investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 18, 2012.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus, any prospectus supplement or any such free writing prospectus is accurate as of any date other than the date on the front of the document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Except as otherwise specified, “FMC Technologies,” the “Company,” “we,” “our,” “ours” and “us” refer to FMC Technologies, Inc. and its consolidated subsidiaries.

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THE COMPANY

FMC Technologies is a global provider of technology solutions for the energy industry. We design, manufacture and service technologically sophisticated systems and products, including subsea production and processing systems, surface wellhead production systems, high pressure fluid control equipment, measurement solutions and marine loading systems for the energy industry. FMC Technologies was incorporated in November 2000 under Delaware law and was a wholly-owned subsidiary of FMC Corporation until our initial public offering in June 2001, when 17% of our common stock was sold to the public. On December 31, 2001, FMC Corporation distributed its remaining 83% ownership of our stock to its stockholders in the form of a dividend.

Our common stock is traded on the New York Stock Exchange under the symbol “FTI.” Our principal executive offices are located at 5875 North Sam Houston Parkway West, Houston, Texas 77086. Our telephone number at that location is (281) 591-4000.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer hereunder. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement also may add to, update or change information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement and the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which you can access the information that we have filed electronically with the SEC. General information about us, including our SEC filings, is available free of charge through our website, www.fmctechnologies.com. Information on our website is not incorporated by reference into this prospectus or our other securities filings and is not a part of this prospectus. Our reports and other information filed with the SEC can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC that registers the offer and sale of the securities covered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information we have included in the registration statement or the accompanying exhibits. You may refer to the registration statement and the accompanying exhibits for more information about us and the securities covered by this prospectus. The registration statement and the accompanying exhibits are available at the SEC’s Public Reference Room or through its Internet site or through our website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Except to the extent that information therein is furnished and not filed pursuant to any Current Report on Form 8-K, we incorporate by reference the documents listed below and any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this prospectus until we sell all of the securities covered by this registration statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012; and

•	Current Reports on Form 8-K filed on January 6, 2012, February 10, 2012, February 28, 2012, March 27, 2012, May 4, 2012, July 30, 2012 and August 20, 2012.

You may request a copy of any of these filings, other than an exhibit to a filing unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

FMC Technologies, Inc.

5875 North Sam Houston Parkway West

Houston, Texas 77086

Attention: Corporate Secretary

(281) 591-4000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All such statements other than statements of historical fact contained in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate, or will occur or what impact they will have on our operations or financial condition.

All of our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control), and assumptions and actual results could differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include the following:

•	Demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets;

•	Potential liabilities arising out of the installation or use of our systems;

•	Continuing consolidation within our customers’ industries;

•	U.S. and international laws and regulations that may increase our costs, limit the demand for our products and services or restrict our operations;

•	Disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business;

•	Fluctuations in currency markets worldwide;

•	Cost overruns that may affect profit realized on our fixed price contracts;

•	The cumulative loss of major contracts or alliances;

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Our dependence on the continuing services of key managers and employees and our ability to attract, retain and motivate additional highly-skilled employees for the operation and expansion of our business;

•	Rising costs and availability of raw materials;

•	A failure of our information technology infrastructure or any significant breach of security;

•	Our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets;

•	The outcome of uninsured claims and litigation against us;

•	Satisfaction of the conditions to closing the acquisition of Pure Energy Services Ltd. (“Pure”) and the possibility that the acquisition will not close;

•	Our ability to successfully integrate Pure’s operations and to realize synergies from the acquisition;

•	Disruptions in the timely delivery of our backlog and its effect on our future sales, profitability and our relationships with our customers; and

•	Disruptions in the financial and credit markets and its impact on our customers’ activity levels, spending for our products and services and ability to pay amounts owed us.

Other factors described herein or incorporated by reference, as well as factors that are unknown or unpredictable, could also have a material adverse effect on future results. Such factors are described in “Risk Factors” on page 5 of this prospectus and in Item 1A. “Risk Factors” in our most recent Annual Report on Form 10-K and Item 1A. of Part II “Risk Factors” in our subsequent Quarterly Reports on Form 10-Q, which are incorporated in this prospectus by reference. We urge you to carefully review and consider the disclosures made in this prospectus, any accompanying prospectus supplement and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

RISK FACTORS

Investing in our securities involves risks. Before you invest in our securities, you should carefully consider the specific risks described in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and the applicable prospectus supplement, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with our consolidated financial statements, including the accompanying notes thereto, incorporated by reference in this prospectus.

	Six Months Ended June 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)	24.2x	40.6x	35.9x	33.1x	55.2x	17.0x

(1)	For purposes of calculating the ratios of earnings to fixed charges, “earnings” represent income (including only distributed income of less than 50% owned entities) before income taxes and fixed charges, and “fixed charges” represent the sum of interest charges and the portion of rental expenses representative of an interest factor.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes. These purposes may include acquisitions, repurchases of our capital stock and debt securities, additional working capital needs, capital expenditures, and repayment or refinancing of all or a portion of our indebtedness outstanding at the time. We may initially invest those funds in marketable securities or use them to repay short-term indebtedness until they are used for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that may be issued from time to time by us under this prospectus. The particular terms relating to each debt security will be set forth in a prospectus supplement.

The following description is only a summary of the material provisions of the indenture for the debt securities and is qualified by reference to the indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debt securities.

The definitions of capitalized terms used in this section without definition are set forth below under “—Definitions.” In the description of the debt securities that follows, “FMC Technologies,” “we,” “us” and “our” refer only to FMC Technologies, Inc. and not to any of its subsidiaries or affiliates.

General

We may issue from time to time one or more series of debt securities under an indenture between us and U.S. Bank National Association, as trustee. The term “trustee” as used in this prospectus refers to the trustee under such indenture. The indenture does not limit the amount of debt securities that we may issue.

The debt securities will be our direct, unsecured and unsubordinated obligations.

The indenture provides for the issuance of debt securities in one or more series. A prospectus supplement relating to a series of debt securities will include specific terms relating to that offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest and the date from which such interest will accrue;

•	the dates on which interest will be payable and the related record dates;

•	whether any index, formula or other method will be used to determine payments of principal or interest and the manner of determining the amount of such payments;

•	the place or places of payments on the debt securities;

•	whether the debt securities are redeemable;

•	any redemption dates, prices, obligations and restrictions on the debt securities;

•	any mandatory or optional sinking fund or purchase fund or analogous provisions;

•	the denominations in which the debt securities will be issued, if other than $1,000 or integral multiples of $1,000;

•	the currency in which principal and interest will be paid, if other than U.S. dollars;

•	any provisions granting special rights upon the occurrence of specified events;

•	any deletions from, changes in or additions to the events of default or the covenants specified in the indenture;

•	any trustees, authenticating or paying agents, transfer agents, registrars or other agents for the debt securities if other than the trustee;

•	whether we will issue the debt securities as original issue discount securities for federal income tax purposes;

•	any special tax implications of the debt securities;

•	the terms of payment upon acceleration; and

•	any other material terms of the debt securities.

We may sell debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is different from market rates. When we refer to the principal and interest on debt securities, we also mean the payment of any additional amounts that we are required to pay under the indenture or the debt securities, including amounts for certain taxes, assessments or other governmental charges imposed on holders of debt securities.

Denomination, Form, Payment and Transfer

In general, we will denominate and make payments on debt securities in U.S. dollars. If we issue debt securities denominated, or with payments, in a foreign or composite currency, a prospectus supplement will specify the currency.

We may from time to time issue debt securities in physical or certificated form. This means that holders will be entitled to receive certificates representing the debt securities registered in their names. You can transfer or exchange debt securities in certificated form upon reimbursement of any taxes or government charges. This transfer or exchange can be made at the trustee’s corporate trust office or at any other office maintained by us for such purposes. We may charge a reasonable fee in connection with certain transfers and exchanges. If the debt securities are in certificated form, we can pay interest by check mailed to the person in whose name the debt securities are registered on the days specified in the indenture.

As a general rule, however, we will issue debt securities in the form of one or more global certificates that will be deposited with or on behalf of The Depository Trust Company, New York, New York (“DTC”). DTC will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfer of beneficial interests will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

During the period of time the debt securities are represented by one or more global certificates:

•	You will not be able to have the debt securities registered in your name.

•	You will not be able to receive a physical certificate for the debt securities.

•	DTC will credit interest and principal payments from us to the accounts of your broker, bank or other financial institution according to their beneficial ownership as reflected in DTC’s records.

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Our obligations, as well as the obligations of the trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

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Your rights under the debt securities relating to payments, transfer, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and the contractual arrangements you have or your broker, bank or financial institution has with DTC. Neither we nor the trustee will have any responsibility for the actions of DTC or your broker, bank or financial institution.

•	You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

Neither we, the trustee, the paying agent, nor any underwriter of our debt securities has any responsibility or liability for the records relating to beneficial ownership interests in the global certificates or for the payments of principal and interest for the accounts of beneficial holders of interests in the global certificates. A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of DTC or it is exchanged in whole or in part for debt securities in physical form in accordance with the indenture. A series of debt securities represented by global certificates will be exchangeable for debt securities in certificated form with the same terms in authorized denominations if:

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DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either case we do not appoint a successor depositary within 90 days;

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an event of default has occurred with respect to such series and is continuing and the security registrar for such series has received a request from DTC or the trustee to issue securities of such series in lieu of all or a portion of the global securities (in which case we will deliver securities of such series within 30 days of such request); or

•	we decide not to require all of the debt securities of a series to be represented by global certificates and notify the trustee of that decision.

Certain Covenants

Under the indenture, there are no covenants restricting our ability to pay dividends, incur additional debt or issue additional securities or that require us to maintain any financial ratios or reserves. However, the indenture does contain other covenants for your protection, including those described below. The covenants summarized below will apply to each series of the debt securities (unless waived or amended) as long as the series is outstanding.

Limitation on Liens. The indenture provides that we will not, and will not permit any of our Subsidiaries to, incur, create, assume or suffer to exist any Lien on any Principal Property or on any securities or indebtedness of any Subsidiary that owns or leases any Principal Property (whether such Principal Property, securities or indebtedness are now existing or owned or subsequently created or acquired) to secure any Indebtedness, without effectively providing that all of the outstanding debt securities will be secured equally and ratably with or prior to such secured Indebtedness until such time as such Indebtedness is no longer secured by a Lien.

The foregoing restriction does not require us to secure the debt securities if the Indebtedness secured by these Liens is exempted as described under “—Exempted Indebtedness” below and does not prohibit us from creating any of the following:

•	Liens existing on, or provided for under the terms of agreements existing on, the date that any debt securities are issued under the indenture;

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certain Liens on property, shares of stock, indebtedness or other assets at the time of acquisition thereof and certain Liens on property, shares of stock, indebtedness or other assets of a Person existing at the time it becomes our Subsidiary that are not incurred in anticipation of such Person becoming a Subsidiary;

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certain Liens that are created within one year after acquisition, completion and/or commencement of commercial operation on, any property acquired, constructed, altered or improved by us or any of our Subsidiaries;

•	Liens in favor of us or our Subsidiaries;

•	Liens on any current assets that secure current liabilities;

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Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payments pursuant to any contract or statute;

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Liens to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing, repairing or improving the property subject to such Liens, including without limitation, Liens to secure Indebtedness of the pollution control or industrial revenue bond type;

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Liens to secure Indebtedness issued or guaranteed by the United States or any state, territory or possession thereof (or the District of Columbia), any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction;

•	Permitted Liens; and

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Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), in whole or in part, of any Lien referred to in the bullet points above; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such refinancing, refunding, extension, renewal or replacement (plus the aggregate amount of premiums, other payments, costs and expenses related to such refinancing, refunding, extension, renewal or replacement), and that such refinancing, refunding, extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so refinanced, refunded, extended, renewed or replaced (plus improvements on such property).

Limitation on Sale-Leaseback Transactions. The indenture provides that neither we nor any Subsidiary will enter into any Sale-Leaseback Transaction with respect to any Principal Property unless either:

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we or our Subsidiary, as the case may be, would be permitted, pursuant to the provisions of the indenture, to incur Indebtedness secured by a Lien on the Principal Property involved in such transaction at least equal in principal amount to the Attributable Indebtedness with respect to that Sale-Leaseback Transaction without equally and ratably securing the debt securities pursuant to the covenant described above in “—Limitation on Liens;” or

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within 12 months after the effective date of such transaction, we or our Subsidiary, as the case may be, applies an amount equal to not less than the Attributable Indebtedness with respect to such Sale-Leaseback Transaction either to:

(1)	the voluntary defeasance or the prepayment, repayment, redemption or retirement of our Indebtedness that ranks pari passu with the debt securities in right of payment of principal, premium and interest;

(2)	the acquisition, construction, development or improvement of any Principal Property used or useful in our businesses (including the businesses of our Subsidiaries); or

(3)	any combination of applications referred to in (1) or (2) above.

Exempted Indebtedness. Notwithstanding the foregoing limitations on Liens and Sale-Leaseback Transactions, we and our Subsidiaries may incur, issue, assume or guarantee Indebtedness secured by a Lien not otherwise permitted by the indenture without securing the debt securities, or may enter into Sale-Leaseback Transactions without complying with the preceding paragraph, or enter into a combination of such transactions, if the amount thereof, plus the sum of the aggregate principal amount of all other such secured Indebtedness then outstanding and the Attributable Indebtedness of all Sale-Leaseback Transactions then in existence (to the extent not included in Indebtedness secured by Liens not otherwise permitted by the indenture and excluding any Sale-Leaseback Transaction the proceeds of which have been applied as described in the second bullet point under “—Limitation on Sale-Leaseback Transactions”), does not at any time exceed 15% of our Consolidated Net Tangible Assets.

Merger, Consolidation and Sale of Assets. The indenture provides that we may not convert, consolidate, amalgamate, merge or enter into a scheme of arrangement with or into any other Person or sell, convey, transfer or lease all or substantially all of our properties and assets to another Person, unless:

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either (a) FMC Technologies is the surviving corporation or (b) the Person formed by or surviving any such conversion, consolidation, amalgamation, merger or scheme of arrangement (if other than FMC Technologies) or the Person to which such sale, conveyance, transfer or lease is made (i) assumes all the obligations of FMC Technologies under the debt securities and the indenture pursuant to a supplemental indenture reasonably satisfactory to the trustee and (ii) is organized under the laws of a country that is a member of the Organisation for Economic Co-operation and Development, including the United States or any state thereof or the District of Columbia; provided that, unless such person or entity is a corporation, a corporate co-issuer of the securities will be added to the indenture by agreements reasonably satisfactory to the trustee;

•	we or the successor will not immediately be in default under the indenture; and

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we deliver an officers’ certificate and opinion of counsel to the trustee stating that such conversion, consolidation, amalgamation, merger, scheme of arrangement or sale, conveyance, transfer or lease, and any related supplemental indenture, comply with the indenture and that all conditions precedent set forth in the indenture have been complied with.

Upon the assumption of all our obligations by a successor, we will be relieved of all obligations under the indenture, except in the case of a lease. Also, if our successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences relating to your debt securities, including the imposition of U.S. withholding taxes in relation to future interest payments. Our succession by a non-U.S. entity could also impede the effective exercise of remedies available to the trustee or holders of debt securities following an event of default with respect to such securities.

Reports. The indenture provides that so long as any debt securities are outstanding, if we are subject to the periodic reporting requirements of the Exchange Act, we will file with the SEC and furnish to the trustee (unless such reports are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system or any successor thereto), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports on Forms 10-Q and 10-K required to be filed by companies that are subject to the periodic reporting requirements of the Exchange Act; and

(2)	all current reports on Form 8-K required to be filed by companies that are subject to the periodic reporting requirements of the Exchange Act.

Each annual report on Form 10-K will include a report on our consolidated financial statements by our certified independent accountants. In addition, we will post a copy of each of the reports referred to in clauses (1) and (2) above on our website for public availability as soon as reasonably practicable after such reports are filed with the SEC.

If, at any time, we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the indenture requires that we will nevertheless continue to prepare the financial statements and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” substantially similar to that which would have been required to be included in each of the reports specified in clause (1) of the preceding paragraph of this covenant had we been subject to such Exchange Act reporting requirements (with all such financial statements prepared in accordance with Regulation S-X promulgated by the SEC and all such annual financial statements including a report thereon from our certified independent accountants) and post copies thereof to our website for public availability within the time periods that would have been applicable to filing such reports with the SEC in the rules and regulations applicable to such reports if we had been required to file those reports with the SEC; provided, however, that if we are no longer subject to the periodic reporting requirements of the Exchange Act, we will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein).

Additional Covenants.

Under the indenture, we also agree to:

•	pay the principal of, interest and any premium on, the debt securities when due;

•	maintain a place of payment for each series of debt securities;

•	deliver a certificate to the trustee after the end of each fiscal year reviewing our compliance with our obligations under the indenture;

•	except as provided in the covenant described above under “—Merger, Consolidation and Sale of Assets,” preserve our corporate existence; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Definitions

“Attributable Indebtedness” is defined in the indenture to mean with respect to a Sale-Leaseback Transaction, at the time of determination, the lesser of:

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the present value of the total net amount of rent required to be paid under the lease involved in such Sale-Leaseback Transaction during the remaining term thereof (including any renewal term exercisable at the lessee’s option or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the debt securities outstanding compounded semiannually; and

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if the obligation with respect to the Sale-Leaseback Transaction constitutes an obligation that is required to be accounted for as a capital lease obligation in accordance with generally accepted accounting principles, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee.

For purposes of the foregoing definition, rent will not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, utilities, water rates, operating charges, labor costs and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the total net amount of rent shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the total net amount of rent determined assuming no such termination.

“Consolidated Net Tangible Assets” is defined in the indenture to mean the aggregate amount of assets included in the most recent consolidated balance sheet of FMC Technologies and its Subsidiaries less (i) current liabilities of FMC Technologies and its Subsidiaries and (ii) the net book amount of all intangible assets of FMC Technologies and its Subsidiaries.

“Indebtedness” is defined in the indenture to mean (i) long-term liabilities representing borrowed money or purchase money obligations as shown on the liability side of a balance sheet, other than liabilities evidenced by obligations under leases, (ii) indebtedness secured by any Lien existing on property owned subject to that Lien, whether or not the same indebtedness has been assumed and (iii) contingent obligations in respect of, or to purchase or otherwise acquire, any indebtedness of others described in the foregoing clause (i) or (ii) above, including guarantees and endorsements, other than for purposes of collection in the ordinary course of business of any indebtedness.

“Lien” is defined in the indenture to mean any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to us or any of our Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

“Permitted Liens” are defined in the indenture to include:

•

any statutory or governmental Lien or a Lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, supplier’s, carrier’s, landlord’s, warehousemen’s or similar Lien incurred in the ordinary course of business which is not yet due or is being contested in good faith by appropriate proceedings and any undetermined Lien that is incidental to construction, development, improvement or repair;

•

the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, license or permit or by any provision of law to purchase or to recapture, or to designate a purchaser of, any property;

•

Liens for taxes and assessments that are for the current year and are not at the time delinquent or are delinquent but the validity of which are being contested at the time by us or any of our Subsidiaries in good faith;

•	Liens on, or to secure the performance of, leases;

•	Liens upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

•	Liens upon property or assets acquired or sold by us or any of our Subsidiaries resulting from the exercise of any rights arising out of defaults on receivables;

•

Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

•

Liens upon or deposits of any assets to secure performance and Liens in favor of issuers of surety or performance bonds, letters of credit, bankers’ acceptances or guarantees pursuant to the request of and for the account of us or any of our Subsidiaries; and

•

Liens arising or imposed by reason of any attachment, judgment, decree or order of any regulatory, governmental or court authority or proceeding, so long as any proceeding initiated to review same shall not have been terminated or the period within which such proceeding may be initiated shall not have expired, or such attachment, judgment, decree or order shall otherwise be effectively stayed.

“Person” is defined in the indenture to mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity of any kind.

“Principal Property” is defined in the indenture to mean any real property, manufacturing plant, warehouse, office building or other physical facility, or any other like depreciable assets owned or leased by us or any Subsidiary, except for any such property that, in the opinion of our board of directors as set forth in a board resolution adopted in good faith, is not material to the total business conducted by us and our Subsidiaries taken as a whole; provided, that any such individual property shall be deemed to not be a Principal Property (without the need for any board resolution) if such property does not have a fair value in excess of 0.25% of the total assets included in the most recent consolidated balance sheet of us and our Subsidiaries prepared in accordance with generally accepted accounting principles consistently applied, provided further that the aggregate fair value of properties excluded pursuant to the preceding proviso shall not exceed $100,000,000.

“Sale-Leaseback Transaction” is defined in the indenture to mean any arrangement with any Person providing for the leasing by us or any of our Subsidiaries of any Principal Property, which Principal Property has been or is to be sold or transferred by us or such Subsidiary to such Person, other than:

•	any such transaction involving a lease for a term (including renewals or extensions exercisable by us or any of our Subsidiaries) of not more than three years;

•	any such transaction between us and any of our Subsidiaries or between any of our Subsidiaries; or

•

any such transaction entered into at the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property.

“Subsidiary” of a Person is defined in the indenture to mean (i) a corporation, a majority of whose Voting Stock is at the time, directly or indirectly, owned by that Person, by one or more subsidiaries of that Person or by that Person and one or more subsidiaries of that Person, (ii) a partnership in which that Person or a subsidiary of that Person is, at the date of determination, a general or limited partner of that partnership, but only if that Person or its subsidiary is entitled to receive more than 50% of the assets of that partnership upon its dissolution or more than 50% of the net income of that partnership, or (iii) any other Person, other than a corporation or partnership, in which that Person, directly or indirectly, at the date of determination, has (a) at least a majority equity ownership interest or (b) the power to elect or direct the election of a majority of the directors (or persons performing similar functions) of such Person and control the policies of that Person.

“Voting Stock” is defined in the indenture to mean, with respect to any Person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Redemption and Sinking Fund

If a series of debt securities may be redeemed or is subject to a sinking fund, the prospectus supplement will describe those terms.

Defeasance and Discharge

We at any time may terminate all our obligations under the indenture as they relate to a series of debt securities (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer of or exchange the debt securities of that series, to replace mutilated, destroyed, lost or stolen debt securities of that series and to maintain a securities registrar and paying agent in respect of such debt securities.

We at any time may terminate our obligations under certain covenants, including those described above under “—Certain Covenants—Limitations on Liens” and “—Limitation on Sale-Leaseback Transactions,” with respect to a series of debt securities (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in clause (4) or (7) under “—Events of Default” below.

In order to exercise either defeasance option, we must irrevocably deposit in trust (the “defeasance trust”) with the trustee money, U.S. Government Obligations (as defined in the indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the relevant series of debt securities to the date of redemption or stated maturity, as the case may be, and we must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in applicable federal income tax law.

In the event of any legal defeasance, holders of the debt securities of the relevant series would be entitled to look only to the defeasance trust fund for payment of principal of and any premium and interest on their debt securities until maturity.

Although the amount of money and U.S. Government Obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their maturity, if we exercise our covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an event of default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. We would remain liable for such payments, however.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•

all such debt securities not so delivered for cancellation have either become due and payable or by their terms will become due and payable within one year or are called for redemption within one year, and in the case of this bullet point we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to their stated maturity or applicable redemption date.

Changes to the Indenture; Waivers

Holders who own a majority in principal amount of the debt securities of a series may agree with us to change the provisions of the indenture or supplemental indenture relating to that series. However, no change may affect the payment terms or the percentage required to change other terms without the consent of all holders of debt securities of the affected series.

We may enter into supplemental indentures for other purposes specified in the indenture, including to make changes that would not materially adversely affect your interests or to create a new series of debt securities, without the consent of any holder of debt securities.

The holders of a majority in principal amount of the debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to such series and its consequences, and the holders of a majority in principal amount of all outstanding debt securities may on behalf of the holders of all debt securities waive any other past default under the indenture and its consequences, except in each case a default:

(1)	in the payment of the principal of, premium, if any, or interest on, any debt security; or

(2)	in respect of a covenant which under the indenture cannot be amended without the consent of the holder of each outstanding debt security affected.

Events of Default

An “Event of Default,” when used in the indenture, with respect to debt securities of any series, means any of the following:

(1)	failure to pay any interest on any debt security of that series when due, which failure continues for 30 days;

(2)	failure to pay the principal of or any premium on any debt security of that series when due;

(3)	failure to deposit any mandatory sinking fund payment on any debt security of that series when due, which failure continues for 30 days;

(4)	failure to perform, or a breach of, any other covenant of FMC Technologies in the indenture (other than a covenant included in the indenture for the benefit of another series), which failure or breach continues for 90 days (or, in the case of the covenant described above under “—Certain Covenants—Reports,” 120 days) after written notice from the trustee or the holders of at least 25% in principal amount of debt securities of all series having the benefit of such covenant;

(5)	FMC Technologies, pursuant to or within the meaning of any bankruptcy, insolvency, reorganization or other similar law, (i) commences a voluntary case, (ii) consents to the entry of any order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian or similar official of it or for any substantial part of its property, or (iv) makes an assignment for the benefit of its creditors, or FMC Technologies admits its inability to pay its debts generally as they come due or takes any corporate action in furtherance of any of the actions referred to above in this clause (5);

(6)	a court of competent jurisdiction enters an order or decree under any bankruptcy, insolvency, reorganization or other similar law that (i) is for relief against FMC Technologies in an involuntary case, (ii) appoints a custodian or similar official of FMC Technologies or for any substantial part of its property or adjudges FMC Technologies insolvent, or (iii) orders the winding up or liquidation of FMC Technologies; and the order or decree remains unstayed and in effect for 60 consecutive days; or

(7)	any other event of default as may be specified in the supplemental indenture with respect to debt securities of that series.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities issued under the indenture occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of (i) the series affected by such default (in the case of a default described in clause (1), (2), (3) or (7) above) or (ii) all series of debt securities affected by such default (in the case of a default described under clause (4) above) may declare the unpaid principal of, together with any accrued but unpaid premium or interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in principal amount of the debt securities of that series (or of all series, as the case may be) can void the declaration.

Notwithstanding the foregoing, if an event of default specified in clause (5) or (6) above occurs and is continuing, then all unpaid principal of, together with any accrued but unpaid premium or interest on, all debt securities outstanding under the indenture will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights, security or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity reasonably satisfactory to the trustee.

Subject to certain limitations, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, relating to an event of default described in clause (1), (2), (3) or (7) above respecting such series of debt securities, and the holders of a majority in principal amount of all outstanding debt securities may do the same in relation to any other event of default.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture. Such bank is a lender under our credit facility.

The indenture contains certain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions with us. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 after an event of default has occurred and is continuing, it must eliminate the conflict, apply to the SEC for permission to continue as trustee or resign as trustee.

If an event of default occurs and is continuing, the trustee must exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

Governing Law

The indenture and the debt securities are governed by, and will be construed in accordance with, the laws of the State of New York.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Vinson & Elkins L.L.P, Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements of FMC Technologies, Inc. and its subsidiaries as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$800,000,000

FMC Technologies, Inc.

$300,000,000  2.00% Senior Notes due 2017

$500,000,000  3.45% Senior Notes due 2022

PROSPECTUS SUPPLEMENT

September 18, 2012

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities

Co-Managers

DNB Markets RBS	Mitsubishi UFJ Securities US Bancorp